AGREEMENT

In consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Diego Delaware and Diego Washington hereby agree as follows:

1. Merger

1.1 Merger. Subject to the fulfillment of the conditions set forth in Section 1.2 below, and in accordance with the provisions of this Agreement, the Delaware General Corporation Law (the “DGCL”) and the Washington Business Corporation Act (the WBCA”), at Diego Delaware’s sole discretion, Diego Washington shall be merged with and into Diego Delaware (the “Merger”), and the separate existence of Diego Washington shall cease and Diego Delaware shall be the surviving Company.

1.2 Conditions Precedent. In no event shall Diego Delaware take any action to consummate the Merger until either: (i) the production, processing and retailing of cannabis for recreational use in the United States becomes legally permissible for privately owned entities under United States federal law; or (ii) Diego Washington or Diego Delaware receives the written consent of the Washington State Liquor Control Board providing that Diego Washington, or its corporate successor, may continue to be a licensed cannabis retailer and/or own cannabis retail entities in the State of Washington while also maintaining shareholders, directors, officers, and employees who are residents of states other than the State of Washington (the “Condition Precedent”). Neither party shall be obligated to take any action to consummate the Merger if the other party is in violation of any of the covenants set forth in this Agreement. If Diego Delaware desires to consummate the Merger following the fulfillment of the Condition Precedent, then Diego Delaware shall notify Diego Washington in writing not less than 60 days prior to the date that Diego Delaware files the Certificate of Merger in connection with the consummation of the Merger (the “Consummation Notice”). Notwithstanding the prior fulfillment of the Condition Precedent and delivery of the Consummation Notice, neither party shall take any action to consummate the Merger if either party demonstrates, through reasonable and substantial evidence, to the other party not later than 45 days following Diego Washington’s receipt of the Consummation Notice that either party to this Agreement or any of their respective directors, officers, employees or stockholders is more likely to become subject to federal criminal charges as a result of the consummation of the Merger than they would be if the Merger was not consummated. If the consummation of the Merger is rejected by Diego Washington pursuant to the terms of this Section 1.2 or Section 1.3 below, Diego Delaware may submit a new Consummation Notice to Diego Washington at any time not less than 90 days after the date of rejection of the previous Consummation Notice.

1.3 Disqualifying Events. In no event shall Diego Washington be required to consummate or approve the Merger if, on the date of delivery of any Consummation Notice:

(a) Diego Delaware is unable, or admits in writing its inability, to pay its debts generally as they mature;

(b) Diego Delaware has been dissolved or liquidated;

(c) Diego Delaware has commenced a voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law nor or hereafter in effect or consented to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(d) Diego Delaware is subject to any outstanding injunction, order, decree, ruling, or charge, or is a party, or is threatened to be made a party, to any such action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that is likely to have a Material Adverse Effect (as defined below) on the business of Diego Delaware. For purposes of this section, “Material Adverse Effect” shall mean the amount in controversy is greater than 10% of Diego Delaware’s total assets.

1.4 Filing and Effectiveness. Unless earlier abandoned pursuant to Sections 1.2 or 4.5 of this Agreement, or rejected pursuant to Section 1.3 of this Agreement, the Merger shall become effective upon completion of the following actions:

(a) Diego Washington’s receipt of the Consummation Notice from Diego Delaware;

(b) Adoption and approval of this Agreement and the Merger by the respective shareholders of each of the Constituent Companies in accordance with the applicable requirements of the DGCL, the WBCA and the bylaws of Diego Delaware and Diego Washington;

(c) The satisfaction or waiver of the Condition Precedent, the other terms of Section 1.2, and all of the conditions precedent to the consummation of the Merger as specified in this Agreement;

(d) The Constituent Companies’ receipt of all third party consents necessary for the legal consummation of the Merger as reasonably determined by their respective boards of directors;

(e) The filing with the Secretary of State of Delaware of an executed Certificate of Merger meeting the requirements of the DGCL (the “Certificate of Merger”), and

(f) The filing with the Secretary of State of Washington of executed Articles of Merger meeting the requirements of the WBCA (the “Articles of Merger”).

The date and time when the Merger becomes effective is referred to in this Agreement as the “Effective Time of the Merger.” Copies of the Certificate of Merger and the Articles of Merger shall be held by each of the Constituent Companies and may be filed by either of them upon the satisfaction of the terms and conditions of this Section 1.4.

1.5 Effect of the Merger. At the Effective Time of the Merger, the separate existence of Diego Washington shall cease and Diego Delaware, as the surviving company, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time of the Merger, (b) shall be subject to all actions previously taken by its board of directors on its behalf and Diego Washington’s board of directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of Diego Washington in the manner more fully set forth in Title 8 Section 259 of the DGCL and Sections 23B.11.060 and 23B.11.100 of the WBCA, (d) shall continue to be subject to all of the debts, liabilities and obligations of Diego Delaware as constituted immediately prior to the Effective Time of the Merger, (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Diego Washington in the same manner as if Diego Delaware had itself incurred them, all as more fully provided under the applicable provisions of Title 8 Section 259 of the DGCL and Sections 23B.11.060 and 23B.11.100 of the WBCA, and (f) the Surviving Bylaws (as defined below) shall be effective for Diego Delaware as the surviving company, and the Bylaws of Diego Washington shall have no further force or effect.

1.6 Assignment and Assumption of Tax Liabilities. Upon the Effective Time of the Merger, in addition to the effects on the assets, rights, powers and property, and the debts, liabilities and obligations of the parties hereto occurring by operation of law as set forth in Section 1.5 above, Diego Washington hereby assigns, and Diego Delaware hereby assumes, all of Diego Washington’s on-going tax liabilities incurred prior to the Effective Time of the Merger.

2. Charter Documents, Directors and Officers

2.1 Certificate of Incorporation. The Certificate of Incorporation of Diego Delaware as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Certificate of Incorporation of Diego Delaware (the “Surviving Certificate of Incorporation”) until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of Diego Delaware as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Bylaws of Diego Delaware (the “Surviving Bylaws”) until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The members of the board of directors of Diego Delaware as of immediately prior to the Effective Time of the Merger shall be the members of the board of directors of Diego Delaware, and members of the board of directors shall serve until their successors shall have been duly elected and qualified or as otherwise provided by applicable law, the Certificate of Incorporation or the Surviving Bylaws. The Chief Executive Officer of Diego Delaware as of immediately prior to the Effective Time of the Merger shall be the Chief Executive Officer of Diego Delaware, and the Secretary of Diego Delaware as of immediately prior to the Effective Time of the Merger shall be the Secretary of Diego Delaware, each of whom shall serve until their successors shall have been duly appointed or as otherwise provided by applicable law or the Surviving Bylaws.

3. Manner of Conversion of Securities

3.1 Conversion of Shares.

In exchange for all outstanding shares of Diego Washington,

a)	At the Effective Time of the Merger, Diego Delaware shall deliver to Diego Washington 1,386,667 shares of Diego Delaware common stock.

b)	Diego Delaware shall issue up to 1,066,661 shares to the current cash investors, note holders and Series A investors in amounts as listed on Exhibit A to this Agreement. Any shares not issued to those listed on Exhibit A will be added to the 1,386,667 shares in a) above.

c)	If the language of a) and b) above does not properly effectuate or is somehow contrary to a conversion of shares and merger of the companies then each company shall execute an addendum to or replacement for this agreement that will accomplish the purpose of this paragraph and at the same time allow for the intended merger.

d)	In no event will Diego Delaware issue more than 2,453,328 shares to effect the purposes of this Agreement.

No fractional shares of Diego Delaware shall be issued upon the Conversion. In lieu of Diego Delaware issuing any fractional shares upon the Conversion, Diego Delaware shall pay to any holders of Diego Washington Stock who would otherwise receive a fraction of a share of Diego Delaware an amount equal to the product obtained by multiplying the value of one share of Diego Washington Stock (determined by the quotient of the Diego Washington Enterprise Value divided by the number of shares of Diego Washington Stock issued and outstanding) by the fraction of a share not issued pursuant to the previous sentence.

3.2 Dissenting Shareholders. Any issued and outstanding shares of Diego Washington Stock held by persons who object to the Merger and comply with Sections 23B.13.010 and 23B.13.020 and any other applicable provision of the WBCA as in effect at the Effective Time of the Merger concerning the right of shareholders of Diego Washington to dissent from the Merger and demand payment of the fair value of their Diego Washington Stock (the “Dissenting Shareholders”) shall not be converted as described above, but shall have the right to receive such consideration as may be determined to be due to such Dissenting Shareholders pursuant to Sections 23B.13.210 through 23B.13.250 and any other applicable provision of the WBCA.

3.3 Convertible Securities. At the Effective Time of the Merger, each outstanding warrant, option, or other security issued by Diego Washington that is exercisable for or convertible into shares of Diego Washington Stock shall be converted into and exchanged for a substantially similar security entitling the holder thereof to acquire that number of Diego Delaware’s Common Stock that such security would have been exercisable for or convertible into had it been exercised, exchanged, or converted immediately prior to the Merger. For purposes of clarity, this Section 3.3 shall not apply to the Diego Washington Stock converted into and exchanged for Diego Delaware’s Common Stock in the Merger pursuant to Section 3.1 above.

3.4 Certificates of the Surviving Company. At the Effective Time of the Merger, each certificate representing Diego Washington Stock or other securities of Diego Washington shall be deemed to evidence Diego Delaware’s Common Stock or other securities of Diego Delaware for which such Diego Washington Stock or other securities were converted, subject to new or additional legends that Diego Delaware may require with respect to such certificates following the Effective Time of the Merger. Each holder of an outstanding certificate representing shares of Diego Washington Stock or other securities of Diego Washington may, at such holder’s option, surrender the same for cancellation to Diego Delaware, and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of Diego Delaware’s Common Stock or other securities of Diego Delaware into which such holders’ Diego Washington Stock or other securities were converted as herein provided. The registered owner on the books and records of Diego Delaware of any shares of Diego Washington Stock or other securities represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Diego Delaware, have and be entitled to exercise any voting and other rights with respect to and to receive the distributions upon Diego Delaware’s Common Stock or other securities represented by such outstanding certificate as provided above.

3.5 Legends. Each certificate representing shares of Diego Delaware’s Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of shares of Diego Washington Stock so converted and given in exchange therefor, unless otherwise determined by the board of directors of Diego Delaware in compliance with applicable laws.

3.6 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of capital stock of Diego Delaware shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of capital stock of Diego Delaware, the denominator referenced in clause (b) of Section 3.1 hereof shall, concurrently with the effectiveness of such subdivision, be proportionately increased or decreased.

4. General

4.1 Covenants of Diego Delaware.

(a) Diego Delaware covenants and agrees that it will reserve, and at all times prior to the Effective Time of the Merger, keep in reserve, enough shares of Diego Delaware’s Common Stock to effectuate the Merger.

(b) Diego Delaware covenants and agrees that, immediately following the Effective Time of the Merger, it will:

(i) Qualify to do business as a foreign corporation in the State of Washington and appoint an agent for service of process; and

(ii) Take such other actions as may be required by the Revised Code of Washington.

4.2 Covenants of Constituent Companies.

(a) The Constituent Companies each covenant and agree that all issuances of shares of capital stock or any equity equivalents will be for fair market value (as reasonably determined by such issuing company’s board of directors), and that they will not waste any corporate assets.

(b) The Constituent Companies each covenant and agree that, prior to the Effective Time of the Merger, each Constituent Company’s respective board of directors will not authorize or approve any cash dividends or distributions with respect to such Constituent Company’s capital stock or equity securities.

(c) The Constituent Companies each covenant and agree to use commercially reasonable efforts to have all holders of their equity securities become bound by a drag-along provision substantially similar to that set forth in that certain Diego Pellicer Worldwide Inc. Voting Agreement dated effective as of September 27, 2013, as the same may be amended from time to time.

4.3 Further Assurances. From time to time, as and when required by Diego Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Diego Washington such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Diego Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Diego Washington and otherwise to carry out the purposes of this Agreement, and the officers and directors of Diego Delaware are fully authorized in the name and on behalf of Diego Washington or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.4 Amendment. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by each of the Constituent Companies.

4.5 Termination. This Agreement shall terminate on the date that is 5 years after the date of submission of the first Consummation Notice that is not rejected on the grounds that either party to this Agreement or any of their respective directors, officers, employees or stockholders is more likely to become subject to federal criminal charges as a result of the consummation of the Merger than they would be if the Merger was not consummated.

4.6 Registered Office. The address of Diego Delaware’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19904, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

4.7 Agreement. Executed copies of this Agreement will be on file at the principal place of business of Diego Delaware at 3496 Fairview Way, West Linn, OR 97068 and copies thereof will be furnished to any member of either Constituent Company, upon request and without cost.

4.8 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

4.9 Independent Counsel. Each of the parties hereto have had the opportunity to engage independent counsel and affirm that they have satisfied themselves as to the fairness of this agreement and hold the firm Carincross and Hempleman harmless as to their involvement with the crafting of this agreement.

(signature page follows)

The undersigned authorized representatives of each of the Constituent Companies have executed and acknowledged this Agreement as of the dale first set forth above.

DIEGO PELLICER WORLDWIDE INC., a Delaware corporation

By:	/s/ Ron Throgmartin
Name:	Ron Throgmartin
Title:	Chief Executive Officer

DIEGO PELLICER, INC., a Washington corporation

By:	/s/ Peter Norris
Name:	Peter Norris
Title:	Chief Executive Officer

Exhibit A

“WW Series A Shares” offered in exchange for a reduction in the number of share to be issued to Diego Pellicer Inc. shareholders at the time of merger totaling 1,066,667 if all were accepted.

							WA	WW
							As if
							converted	WW
	Date of	Principal	Interest	Conversion	Interest	Total	Series A	Series A
Holder	Note	Amount	Rate	Price	Accrued	Investment	Shares	Shares
Jamen Shively	3/21/2013	$50,000.00	4%	0.750	$2,136.99	$52,136.99	69,516	43,877
Randy Aliment	3/21/2013	$50,000.00	4%	0.375	$2,136.99	$52,136.99	139,032	87,755
James Kossert	3/21/2013	$50,000.00	4%	0.375	$2,136.99	$52,136.99	139,032	87,755
Kazuaki (Butch) Sugiyama	5/28/2013	$50,000.00	4%	0.600	$1,764.38	$51,764.38	86,274	54,455
Thaddeus Dancer	5/31/2013	$30,000.00	4%	0.600	$1,048.77	$31,048.77	51,748	32,662
Dave Markwell	6/5/2013	$5,000.00	4%	0.600	$172.05	$5,172.05	8,620	5,440
Tiberius Group	6/7/2013	$250,000.00	4%	0.600	$8,547.95	$258,547.95	430,913	271,987
Brad Blake	6/28/2013	$5,000.00	4%	0.600	$159.45	$5,159.45	8,599	5,427
Lauri Sikler-Tock	6/28/2013	$15,000.00	4%	0,600	$478.36	$15,478.36	25,797	16,282
Kamal Bawja	7/1/2013	$5,000.00	4%	0.600	$157.81	$5,157.81	8,596	5,425
Marianne Maksirisonbat	7/23/2013	$25,000.00	4%	0.600	$728.77	$25,728.77	42,881	27,066
Elena Byrne	10/7/2013	$25,000.00	4%	0.600	$520.55	$25,520.55	42,534	26,847
Ethan Crawford	10/15/2013	$25,000.00	4%	0.600	$498.63	$25,498.63	42,498	26,824
Gracie Close	10/15/2013	$50,000.00	4%	0.600	$997.26	$50,997.26	84,995	53,648
Eli Hastings	10/17/2013	$100,000.00	4%	0.600	$1,972.60	$101,972.60	169,954	107,273
Casey Hastings	10/17/2013	$100,000.00	4%	0.600	$1,972.60	$101,972.60	169,954	107,273
Total:		$835,000.00			$23,293.15	$808,293.15	1,520,945	959,996

SERIES A			Number	Price
PREFERRED	Investment	Investment	of	Per
STOCK	Date	Amount	Shares	Share
Julie Evans Reid	4/7/2014	$25,000.00	33,333	0.75	33,333	26,666
John Charles Russell	4/7/2014	$50,000.00	66,666	0.75	66,666	53,333
Jason & Kirsten L. Russell	4/7/2014	$25,000.00	33,333	0.75	33,333	26,666
Total		$100,000.00	133,332		133,332	106,665
		$935,000.00			1,654,277	1,066,661